Exhibit 99.1

IMK Group, Inc. Commences Commercial Operations
for the Manufacturing and Distribution of Cosmetic Products

Vancouver, B.C. - March 31, 2015 IMK Group Inc. (OTCQB: IMKG, the “Company”) is pleased to announce that its recently incorporated subsidiary IMK Korea Co. Ltd (“IMK Korea”) has commenced commercial operations for the manufacturing and distribution of a line of cosmetics products based on Pinux, an extract from the Pinus Radiata tree bark.

Pinux is IMK Korea’s patented technology for extracting an antioxidant and anti-inflammatory plant compounds known as bioflavonoids from the Pinus Radiata tree bark. Testing to date has demonstrated that the Pinus Radiata tree bark is effective at stimulating skin cell growth and protection from damaging UV radiation. Pinux was developed in collaboration with Professor Sung Phil Moon of Junbook University in the Republic of Korea, for which Professor Moon received the Order of Service Merit of the Republic of Korea for his research and development on the Pinux technology. IMK Korea will take the extracted compound and use it in the manufacturing of functional cosmetics including anti-wrinkle and whitening creams.

Pinux is the active ingredient in cosmetic formulations being developed by IMK Korea. IMK Korea is in the process of registering Pinux with the Personal Care Products Council in the United States. Research and development of other Pinux based cosmetics has led to the development of the “PQ10” and “N-time” line of products. These cosmetic lines include approximately 20 products which IMK Korea is in the process of distributing to skin clinics in hospitals, including The Yunsei Severance University Hospital and Medical Center in Seoul, as well as beauty shops in the Republic of Korea, China, Hong-Kong and Vietnam.

To further diversity its product line, IMK Korea is at the advanced stage in its development of cosmetics featuring other natural ingredients, in addition to the Pinus Radiata tree bark.

At the present time, IMK Korea has 11 dedicated staff active in marketing, R&D, design and overseas sales. Furthermore, to strengthen marketing structure, R&D of cosmetics and manufacturing, IMK Korea is aligning itself with top experts to as part of a global strategy in conjunction with an international cosmetics company.

On behalf of the Board of Directors

“Jae Kang Lee”

Director

For Information Contact:

Jae Kang Lee
jklee430@empas.com
Tel: 82-2-6959-8500